Exhibit 10.1
BAYTEX
ENERGY LTD.

December 19, 2002

979708 Alberta Ltd.
800, 605 - 5th Avenue S.W.
Calgary, Alberta
T2P 3H5

Attention: Vice President, Land

Dear Sir or Madam:

Re:	Overriding Royalty Agreement Townships 91 & 92 Ranges 12 & 13 W5M (the “Lands”) Sawn Lake Area, Alberta

Baytex Energy Partnership (hereinafter referred to as “Baytex”) reserved an Overriding Royalty Interest in the Lands, in consideration of entering into that certain Petroleum, Natural Gas and Related Rights Conveyance dated December 19, 2002:

1. Definitions:

Each capitalized term used in this Head Agreement will have the meaning given to it in the amended C.A.P.L. 1997 Overriding Royalty Procedure (hereinafter referred to as the “Overriding Royalty Procedure”, and, in addition:

a)	“Royalty Owner” means Baytex Energy Partnership;

b)	“Royalty Payor” means 979708 Alberta Ltd.;

c)	“Royalty Lands” means the lands set forth and described in Schedule “A”.

2. Schedules:

The following schedules are attached hereto and made a part of this Agreement:

a)	Schedule “A” which describes the Royalty Lands, Title Documents, and Encumbrances; and

Suite 2200, 205 - 5TH Ave. S.W., Calgary Alta. T2P 2V7
Tel. (403) 269-4282
Fax (403) 267-0777

Overriding Royalty Agreement
Dated December 19, 2002

b)	Schedule “B” which is the Overriding Royalty Procedure.

3. Royalty:

Effective December 1, 2002, Royalty Payor grants to Royalty Owner the following royalty payable on the Royalty Lands:

a)	a 5% non-convertible overriding royalty on 100% production as provided for in Article 2.00 of the Overriding Royalty Procedure.

4. Address for Service:

a)	The Addresses for Service hereunder of each of the respective Parties shall be as follows:

Baytex Energy Partnership
2200, 205 - 5th Avenue S.W.
Calgary, Alberta T2P 2V7
Attention: Vice President Land
Phone: (403) 269-4282
Fax: (403) 267-0771; and

979708 Alberta Ltd.
800, 605 - 5th Avenue S.W.
Calgary, Alberta T2P 3H5
Attention: Vice President. Land
Phone: (403) 260-8776
Fax: (403) 260-6701.

b)	Any Party may change its respective Address for Service by serving written notice to the other Party.

5. Miscellaneous:

Nothing in this Agreement is to be construed as an express or implied covenant by the Royalty Payor to develop the Royalty Lands:

Overriding Royalty Agreement
Dated December 19, 2002

6. Limitations Act:

The two year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, S.A. 1996 c. L-15.1, as amended, for any claim (as defined in that Act) arising in connection with this Agreement is extended to:

a)	for claims disclosed by an audit, two years after the time this Agreement permitted that audit to be performed; or

b)	for all other claims, four years.

7. Counterpart Execution:

This Agreement may be executed in counterpart. All of those executed counterpart pages when taken together will constitute the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BAYTEX ENERGY PARTNERSHIP
By its managing partner,
BAYTEX ENERGY LTD.	979708 ALBERTA LTD.
(the “Royalty Owner”)	(the “Royalty Payor”)

/s/ Dan Horner	/s/ Michael B. Holley
Dan Horner, LL.B.	Michael B. Holley
Vice President, Land	Director

This is Schedule “A” attached to and forming part of an Overriding Royalty Agreement dated December 19, 2002 between Baytex Energy Partnership and 979708
Alberta Ltd.

Title Documents	Lands	Interest	Encumbrances

Crown PNG Licence 5495030101	91-13 W5M: Sections N28; 32; 33; 34 92-13 W5M: Sections 3; 4; 5 All PNG Expiry: March 2, 2003	100%	Crown LOR 5% Non-convertible ORR payable to Baytex Energy Partnership by 979708 Alberta Ltd.
Crown PNG Licence 5495040066	91-12 W5M: Sections 9; 10; 15; 16; 17; SE 20; 21; 22 All PNG Expiry: April 13, 2004	100%	Crown LOR 5% Non-convertible ORR payable to Baytex Energy Partnership by 979708 Alberta Ltd.

Schedule B
OVERRIDING ROYALTY PROCEDURE

CAPL

CANADIAN ASSOCIATION OF PETROLEUM LANDMEN
1997

TABLE OF CONTENTS

1.00	DEFINITIONS AND INTERPRETATION
	1.01	Definitions	1
	1.02	Incorporation of Provisions From 1990 CAPL Operating Procedure	2
	1.03	Multiple Royalty Owner Parties	3
	1.04	Multiple Royalty Payor Parties	3
	1.05	Modifications to CAPL Document Form	3

2.00	OVERRIDING ROYALTY
	2.01	Quantification of Overriding Royalty	3
	2.02	Effect of Pooling Or Unitization On Calculation	4
	2.03	Royalty Owner’s Right To Take Overriding Royalty In Kind	4
	2.04	Royalty Payor’s Allowed Deduction If Overriding Royalty Not Taken In Kind	5
	2.05	Royalty Payor To Account To Royalty Owner Monthly	6
	2.06	Royalty Owner’s Lien	6
	2.07	Royalty Wells To Be Produced Equitably	6
	2.08	Royalty Owner’s Rights Upon Surrender	6
	2.09	Audits of Overriding Royalty	6

3.00	WELL INFORMATION TO ROYALTY OWNER
	3.01	Royalty Owner’s Notification	7

4.00	LIABILITY AND INDEMNITY
	4.01	Royalty Payor’s Responsibility	7
	4.02	Royalty Owner’s Responsibility	7

5.00	ASSIGNMENT
	5.01	Incorporation Of Assignment Procedure	7

6.00	DEFAULT
	6.01	Royalty Owner’s Default Remedies	7

7.00	RESERVED FORMATIONS
	7.01	Royalty Owner’s Access To Reserved Formations	8

8.00	DISPUTE RESOLUTION
	8.01	Disputes Initially Referred to Mediation	8

OVERRIDING ROYALTY PROCEDURE

Schedule B attached to and forming part of the PNG & Related Rights Conveyance Agreement dated the 19th day of December A.D. 2002, between/among Baytex Energy Partnership, Baytex Energy Ltd. and 979708 Alberta Ltd.

1.00	DEFINITIONS AND INTERPRETATION

1.01	Definitions

In this Overriding Royalty Procedure:

(a)	“Agreement” means the Head Agreement and the Schedules attached to it.

(b)	“Effective Date” means December 1, 2002

(c)	“Facility Fees” means, as applicable:

(i)	for Facility Usage of facility capacity owned by third parties (other than Affiliates of the Royalty Payor), all costs and expenses paid by the Royalty Payor for that Facility Usage; and

(ii)	for Facility Usage of facility capacity owned by the Royalty Payor (or an Affiliate of the Royalty Payor), an expense equal to a fee (comprised of both operating and return on capital components) in accordance with (1) or (2) below:

(1)	the fee ordinarily chargeable for the same use as the Facility Usage, if that facility is made available for use by third parties; or

(2)
in all other circumstances, a fee sufficient to cover that use of facilities, where the capital recovery component of that fee uses as a guideline the PJVA Jumping Pound-95 methodology and where the operating cost component is calculated and assessed on the basis of facility throughput costs;

provided that any dispute respecting the Facility Usage fee will be resolved under Clause 8.01.

(d)
“Facility Usage” means the Royalty Payor’s use of facilities beyond those included in Equipping Costs to make merchantable and to deliver to market Petroleum Substances produced from a Royalty Well, including, as applicable, the gathering, compression, treatment, processing and transportation of those Petroleum Substances, but excluding any basis adjustments made in the determination of the Market Price of natural gas.

(e)	“Head Agreement” means the Agreement, other than the Schedules.

(f)
“Overriding Royalty” means that interest in a portion of the Petroleum Substances within, upon, under or attributed to the Royalty Lands that is reserved by or granted to the Royalty Owner pursuant to the Head Agreement, as more particularly outlined in Article 2.00.

(g)	“Overriding Royalty Procedure” means this Schedule.

(h)
“Royalty Determination Point” means the first point at which Petroleum Substances are or can be metered, measured or allocated downstream of the wellhead after, as applicable: (i) any treatment of crude oil for the separation, removal and disposal of basic sediment and water; (ii) any extraction of liquid hydrocarbons from natural gas at the wellhead and any wellsite separation, removal and disposal of basic sediment and water from those liquid hydrocarbons; and (iii) any wellsite dehydration of natural gas.

(i)
“Royalty Lands” means the areal, stratigraphic and substance rights described as “Royalty Lands” in Schedule “A” of the Agreement or made subject to the Overriding Royalty in the manner outlined in the Head Agreement, as the case may be, and so much of those rights as remain subject to the Agreement and the Title Documents, excluding any Reserved Formations.

(j)	“Royalty Owner” has the meaning set forth in the Head Agreement.

(k)	“Royalty Payor” has the meaning set forth in the Head Agreement.

(l)	“Reserved Formations” means any rights not included in the Royalty Lands that are held under the Title Documents.

(m)	“Royalty Well” means any well from which production is obtained from the Royalty Lands or may be allocated to the Royalty Lands pursuant to a pooling, unit or other arrangement.

(n)
“Title Documents” means the documents of title described as “Title Documents” in Schedule “A” to the Agreement, insofar as they relate to the Royalty Lands, and all renewals, extensions, continuations or documents of title issued in substitution or by selection.

1.02	Incorporation Of Provisions From 1990 CAPL Operating Procedure

The following provisions of the standard form 1990 CAPL Operating Procedure are incorporated herein by reference, as may be modified below:

101	(c)	“Affiliate”;
	(m)	“equipping costs”, which are referred to as “Equipping Costs”;
(s)
“market price”, which is referred to as “Market Price”, in which the phrase “Article VI” is replaced with “Subclause 2.03D” and at the end of which is added: However, for natural gas, this price will be the weighted 1 month spot index price for the specific month in which that natural gas was produced, as reported in the publication titled “Canadian Gas Price Reporter” in the table “Monthly Canadian and U.S. natural gas price summary” under the column for that specific delivery month and the row “Alberta Spot Price-AECO C/NIT C$/GJ”, subject to reasonable basis adjustments between the point of delivery to the applicable pipeline transportation system and the point at which the index price applies, provided that if that publication or that index cease to exist, the price will be determined in accordance with the previous sentence, unless otherwise agreed by the Parties.;

	(v)	“party”, which is referred to as “Party”;
	(y)	“petroleum substances”, which are referred to as “Petroleum Substances”;
	(bb)	“Regulations”;
	(cc)	“spacing unit”, which is referred to as “Spacing Unit”;
	(dd)	“spud”, which is referred to as “Spud” and in which the phrase “in the AFE” is deleted; and
	(ff)	“working interest”, which is referred to as “Working Interest” and in which the phrase “a production facility or” is deleted.
102	HEADINGS
103	REFERENCES
105	DERIVATIVES
106	USE OF CANADIAN FUNDS
107	CONFLICTS, with “Article 4.00” replacing the phrase “Article IV hereof” in the seventh line.
304	PROPER PRACTICES IN OPERATIONS
305	BOOKS, RECORDS AND ACCOUNTS
306	PROTECTION FROM LIENS

308	SURFACE RIGHTS
309
MAINTENANCE OF TITLE DOCUMENTS, with the addition at the end of the first sentence of Subclause 309(b) of: “, provided that the Royalty Payor is not obligated to consult in this manner with a Royalty Owner”.

2001	WAIVER MUST BE IN WRITING
2101	PARTIES TO SUPPLY
2201	SERVICE OF NOTICE
2202	ADDRESSES FOR NOTICES - The Parties’ Addresses for Service will be as set forth in the Head Agreement.
2203	RIGHT TO CHANGE ADDRESS
2403	MULTIPLE ASSIGNMENT NOT TO INCREASE COSTS, with “Overriding Royalty” replacing “working interest” in the first and third lines.
2601	LIMITATION ON RIGHT OF ACQUISITION
2801	SUPERSEDES PREVIOUS AGREEMENTS
2802	TIME OF ESSENCE
2803	NO AMENDMENT EXCEPT IN WRITING
2804	BINDS SUCCESSORS AND ASSIGNS, with “5.00” replacing “XXIV” in the first line.
2805	LAWS OF JURISDICTION TO APPLY
2806	USE OF NAME
2807	WAIVER OF RELIEF

In those incorporated provisions, “Operating Procedure” will be read as “Overriding Royalty Procedure”, “joint lands” will be read as “Royalty Lands”, “joint operations” will be read as “operations”, “Joint-Operator” will be read as “Party”, “Operator” will be read as “Royalty Payor” or “Royalty Payor Party designated as the representative of the Royalty Payor”, as the case may be, and “title documents” will be read as “Title Documents”, and references to “Authority for Expenditure”, “for the joint account” and “production facility” will be deleted. Nothing in any of those incorporated provisions will require the Royalty Owner to assume any cost, risk or expense associated with an operation conducted hereunder unless otherwise provided herein or in the Head Agreement.

1.03	Multiple Royalty Owner Parties

If the Royalty Owner comprises more than one Party: (i) information and notices to be provided to the Royalty Owner will be provided individually to each Royalty Owner Party; and (ii) the rights and obligations of the Royalty Owner Parties will accrue proportionately to the Royalty Owner Parties in the percentages set forth in the Head Agreement.

1.04	Multiple Royalty Payor Parties

If the Royalty Payor comprises more than one Party:

(a)	the Royalty Payor’ s obligations and liabilities to the Royalty Owner will be joint and several;

(b)
the Royalty Owner may deal solely with the Royalty Payor Party designated as the Royalty Payor’s representative in the Head Agreement respecting the Head Agreement or this Royalty Procedure, provided that: (i) the Royalty Owner will provide each Royalty Payor Party with notices the Royalty Owner serves to the Royalty Payor; (ii) the Royalty Payor is bound by the acts and elections of that representative acting in that capacity; and (iii) the Royalty Payor may designate another representative by notice to the Royalty Owner; and

(c)	the Royalty Payor’s rights and obligations will accrue proportionately to the Royalty Payor Parties in the percentages set forth in the Head Agreement.

If the Royalty Payor initially comprises one Party and subsequently disposes of a portion of its interest hereunder, those Royalty Payor Parties will designate one of them as their representative under this Clause.

1.05	Modifications To CAPL Document Form

This Overriding Royalty Procedure is the 1997 CAPL Overriding Royalty Procedure. It has been modified only by the completion of the blanks and elections required herein and by those additional changes specifically identified as such in the body of this document or in the Head Agreement. Insofar as there are differences between this Overriding Royalty Procedure and the 1997 CAPL Overriding Royalty Procedure that are not specifically identified, this Overriding Royalty Procedure will be deemed to be modified to apply the applicable provisions of the 1997 CAPL Overriding Royalty Procedure as if they had been included herein.

2.00	OVERRIDING ROYALTY

2.01	Quantification Of Overriding Royalty

A.
The Overriding Royalty is created effective as of the date and in the manner provided in the Head Agreement and this Overriding Royalty Procedure. Subject to the other provisions of this Article, including the modified calculation under Subclause 2.02C for production of Petroleum Substances allocated to the Royalty Lands, the Overriding Royalty (based on a 100% Working Interest) will be determined on a well by well basis at the Royalty Determination Point, and will be as follows:

(a)	for crude oil, 5.00% of the gross monthly production thereof produced from each Royalty Well; and

(b)	for all other Petroleum Substances, Alternate 1 will apply (Specify 1 or 2).

Alternate 1:
5.00% of the gross monthly production thereof produced from each Royalty Well.

Alternate 2:
(i)
if not taken in kind by the Royalty Owner pursuant to Clause 2.03, the gross proceeds from the Royalty Payor‘s sale of % of the gross monthly production thereof produced from each Royalty Well, free and clear, subject to Subclause 2.04C, of all Facility Fees otherwise chargeable pursuant to Clause 2.04; and

(ii)	if taken in kind by the Royalty Owner, % of the gross monthly production thereof produced from each Royalty Well.

To the extent that the Overriding Royalty is reserved by the Royalty Owner from a Working Interest assigned by the Royalty Owner to the Royalty Payor, the Overriding Royalty will be multiplied by the percentage Working Interest held by the Royalty Owner immediately before this Article came into effect.

B.
Notwithstanding the calculation at the Royalty Determination Point under Subclause 2.01A, the Overriding Royalty will not include Petroleum Substances that the Royalty Payor reasonably uses or unavoidably loses in the Royalty Payor’s drilling and production operations for the Royalty Lands. Those drilling and production operations include the proportionate use of those Petroleum Substances in batteries, treaters, compressors, separators, satellites and similar equipment serving Royalty Wells, but do not include the use of Petroleum Substances for any enhanced recovery operations.

2.02	Effect Of Pooling Or Unitization On Calculation

A.
The Royalty Payor may pool the Petroleum Substances in a zone underlying all or a portion of the Royalty Lands to the extent required to form a Spacing Unit in that zone, provided that the pooling allocates production therefrom to the applicable Royalty Lands in the proportion that the surface area of the Royalty Lands placed in the Spacing Unit bears to the total surface area of the Spacing Unit. The Royalty Payor will promptly give notice to the Royalty Owner describing the extent to which the Royalty Lands have been pooled and describing the pooled Spacing Unit.

B.
If the Royalty Payor proposes to pool, unitize or otherwise combine any portion of the Royalty Lands with any other lands, other than as provided in the previous Subclause, the Royalty Payor must promptly send notice of that intention to the Royalty Owner. That notice must include the technical justification for that pooling, unitization or combination and the proposed terms thereof, provided that the Royalty Payor will not be required to provide interpretative data to the Royalty Owner. Unless otherwise required by the Regulations to form a Spacing Unit, the Royalty Payor will not enter into that pooling, unitization or combination without the prior written consent of the Royalty Owner, which consent will not be unreasonably delayed or withheld.

C.
If any portion of the Royalty Lands is pooled, unitized or combined with any other lands pursuant to this Clause, Clause 2.01 will be deemed to be amended to calculate the volume of the Overriding Royalty by applying the percentages set forth in that Clause to the quantity of Petroleum Substances thereby allocated to the affected Royalty Lands.

2.03	Royalty Owner’s Rights To Take Overriding Royalty In Kind

A.
Subject to the provisions of this Clause, the Royalty Payor is appointed as the agent of the Royalty Owner for the handling and disposition of the Overriding Royalty share of Petroleum Substances. All acts of the Royalty Payor under this Clause in the handling and disposition of those Petroleum Substances and the receipt of proceeds of sale therefrom will be as trustee for the Royalty Owner.

B.
The Royalty Owner may, on a minimum of 60 days’ notice to the Royalty Payor, revoke the agency established in Subclause 2.03A and elect to take delivery and separately dispose of the Petroleum Substances comprising the Overriding Royalty at the Royalty Determination Point. This right may be exercised separately for each type of Petroleum Substance, effective at the 1st day of the calendar month next following that minimum 60 day period. The Royalty Owner will supply the Royalty Payor with such information regarding the Royalty Owners arrangements for disposition of those Petroleum Substances as the Royalty Payor may reasonably require to coordinate custody transfer and shipping arrangements for those Petroleum Substances. Failure to provide the Royalty Payor with that information will be deemed to be a failure by the Royalty Owner to take those Petroleum Substances in kind.

C.
If the Royalty Owner takes in kind its Overriding Royalty share of crude oil or liquid products extracted from natural gas at the wellhead, the Royalty Payor will, at the Royalty Payor’s cost, remove basic sediment and water from those Petroleum Substances in accordance with good oilfield practice, so that relevant pipeline specifications can be met. The Royalty Payor will provide the Royalty Owner, at the Royalty Payor’s cost, production tankage capacity for an accumulation of the Overriding Royalty share of those Petroleum Substances consistent with the Royalty Payor’s shipping schedule for its own share of those Petroleum Substances. Subject to Subclause 2.04C, the Royalty Payor will deliver the Overriding Royalty share of those Petroleum Substances to the Royalty Owner, or the Royalty Owner’s nominee, at the Royalty Determination Point, in accordance with usual and customary pipeline and shipping practice, free and clear of all charges. If the Royalty Owner takes its Overriding Royalty share of natural gas in kind, the Royalty Payor will deliver that gas to the Royalty Owner, or the Royalty Owner’s nominee, at the Royalty Determination Point for the relevant well at the Royalty Payor s cost.

D.
Except to the extent otherwise agreed by the Royalty Payor and the Royalty Owner, insofar as the Royalty Payor takes possession of Petroleum Substances comprising the Overriding Royalty as agent of the Royalty Owner, the Royalty Payor will dispose of those Petroleum Substances by:

(b)	purchasing those Petroleum Substances for the Royalty Payors own account (or the account of an Affiliate) at a Market Price and accounting to the Royalty Owner therefor.

(a)	selling those Petroleum Substances at a Market Price and accounting to the Royalty Owner for the proceeds of the sale; or

E.
Insofar as the Royalty Owner has elected to revoke the agency established by Subclause 2.03A, the Royalty Owner may re-establish that agency on a minimum of 60 days’ notice to the Royalty Payor, effective as of the 1st day of the calendar month next following that minimum 60 day period. This right may be exercised separately for each type of Petroleum Substance.

2.04	Royalty Payor’s Allowed Deductions If Overriding Royalty Not Taken In Kind

A.
To the extent that the Royalty Payor disposes of Petroleum Substances comprising the Overriding Royalty on behalf of the Royalty Owner, the Royalty Owner’s share of those Petroleum Substances will be free of any deductions for costs and expenses incurred by the Royalty Payor to and including the Royalty Determination Point. Subject to Subclause 2.04C, the Royalty Owner will be responsible, on a well by well basis, for the following costs and expenses incurred after the Royalty Determination Point with respect to the Royalty Owner’s share of those Petroleum Substances:

(a)
for crude oil and liquid products extracted from natural gas at the wellhead, any associated Facility Fees and any transportation costs to transport those Petroleum Substances from the Royalty Determination Point to the point of sale; and

(b)	for Petroleum Substances other than those described in the preceding Paragraph, the associated Facility Fees if Alternate 2.01A(b)(1) applies.

A cost or expense attributable to more than one Petroleum Substance being sold by the Royalty Payor may only be deducted once.

B.	The deductions applicable pursuant to the preceding Subclause will be subject to Alternate 2

Alternate 1:
The deductions must not exceed those permitted by the Regulations for the calculation of royalties if the lessor under the relevant Title Documents were the Crown in right of the Province in which the Royalty Lands are located.

Alternate 2:
The deductions must not be greater than 40.00 % of the Market Price received by the Royalty Payor from the sale of the Royalty Owner’s Overriding Royalty share of those Petroleum Substances, provided that the Market Price will first be adjusted for any deductions under Subclause 2.04C.

C.
Notwithstanding any other provision of this Article, if the Royalty Payor is required to incur costs to enrich the Overriding Royalty share of Petroleum Substances to increase the heating value or to facilitate transportation or marketing of those Petroleum Substances, those costs will be deductible by the Royalty Payor against the gross proceeds of sale applicable to those enriched Petroleum Substances, with the intention that neither the Royalty Payor nor the Royalty Owner suffer a loss as a result of that enrichment. Enrichment operations, include, without limitation, condensate blending in the case of heavy oil and enrichment by propane or butane in the case of gas with a low heating value.

D.
The Royalty Payor’s right to make the deductions set forth in this Clause pertains to the costs and expenses that would otherwise be incurred by the Royalty Owner to bring those Petroleum Substances to the point of sale if the Royalty Owner were taking those Petroleum Substances in kind. The allowable deductions from the proceeds of sale of the Royalty Owner’s Overriding Royalty share of Petroleum Substances are expressed as cash obligations for convenience of record keeping and audit, and are not to be construed as altering the nature of the Overriding Royalty as an interest in land.

2.05	Royalty Payor To Account To Royalty Owner Monthly

If the Royalty Payor receives funds on account of or as the proceeds of sale of the production of Petroleum Substances comprising the Overriding Royalty, the Royalty Payor will receive the Royalty Owner’s share of those funds as trustee for the Royalty Owner. The Royalty Payor must remit to the Royalty Owner all funds accruing to the Royalty Owner on account of the Overriding Royalty on or before the 25th day of the calendar month next following the calendar month in which those funds were received by the Royalty Payor, provided that for the purpose of the timing of receipt of proceeds in this Clause “received” will be read as “normally received” if the purchaser of those Petroleum Substances fails to pay the Royalty Payor for that production. The Royalty Payor must provide the Royalty Owner with a statement in written or electronic format showing in reasonable detail the manner in which the Royalty Payor calculated that payment, including the unit sale price for those Petroleum Substances, and, if requested by the Royalty Owner, a copy of all reports the Royalty Payor is required to submit under the Regulations for the production of those Petroleum Substances.

2.06	Royalty Owner’s Lien

As of the effective date that the Overriding Royalty is created, the Royalty Owner will have a first and prior lien on the Royalty Payor’ s Working Interest in the Royalty Lands, the Petroleum Substances within, upon or under the Royalty Lands, or produced therefrom, and the wells and other equipment thereon to secure the Overriding Royalty. The Overriding Royalty and that lien are interests in land that attach to the Title Documents.

2.07	Royalty Wells To Be Produced Equitably

The Royalty Payor will not discriminate against the Petroleum Substances produced or producible from the Royalty Lands in the production and marketing of those Petroleum Substances because those Petroleum Substances are subject to the Overriding Royalty. The Royalty Payor will use reasonable efforts to produce Petroleum Substances from a Royalty Well equitably with production from any diagonally or laterally offsetting well producing from the same pool as a Royalty Well, insofar as the Royalty Payor, or its Affiliate, has an interest in that offsetting well.

2.08	Royalty Owner’s Rights Upon Surrender

This optional Clause 2.08 will not apply herein.

If there are multiple Royalty Payor Parties and a Royalty Payor Party proposes to surrender all or a portion of the Royalty Lands to the grantor of the Title Documents, that Royalty Payor Party will comply with the applicable provisions of any agreement otherwise governing the Royalty Payors. To the extent those Royalty Lands are thereafter proposed for surrender or there is only one Royalty Payor, Article XI of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis between the Royalty Payor and the Royalty Owner, except that the notice and reply periods in Clause 1101 therein are reduced from 60 and 30 days to 20 and 10 days respectively.

2.09	Audits Of Overriding Royalty

A.
The Royalty Owner may, upon reasonable notice to the Royalty Payor and at the Royalty Owner’s own expense, audit the books, records and accounts of the Royalty Payor with respect to the production, disposition or sale of the Overriding Royalty within 24 months next following the end of the applicable calendar year. The Royalty Owner will conduct any such audit in accordance with PASC Joint Venture Audit Protocol Bulletin No. 6 (or any replacement therefor).

B.
Any statement issued by the Royalty Payor to the Royalty Owner respecting the calculation of the Overriding Royalty will be presumed to be true and correct 26 months following the end of the calendar year in which that statement was issued, unless the Royalty Owner takes written exception thereto and requests an adjustment pursuant to this Clause within that 26 month period. If a Party discovers during that period that there was an error in the calculation of the Overriding Royalty and can demonstrate that the error applied both to that period and a prior period, the Royalty Payor will make the required adjustment retroactively to either the inception of that error or such other time as the Parties may agree, provided that any dispute respecting the proposed retroactive adjustment will be resolved pursuant to Clause 8.01. Except to the extent required to confirm the adjustment proposed by the Royalty Payor, the retroactive adjustment contemplated by the previous sentence will not extend the Royalty Owners audit rights beyond the 24 month limitation provided for in Subclause 2.09A.

3.00	WELL INFORMATION TO ROYALTY OWNER

3.01	Royalty Owner’s Notification

The Royalty Payor will supply to the Royalty Owner notice of its intention to drill a Royalty Well on the Royalty Lands prior to the Spudding of that well.

4.00	LIABILITY AND INDEMNITY

4.01	Royalty Payor’s Responsibility

The Royalty Payor will:

(a)	be liable to the Royalty Owner for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise) that the Royalty Owner may suffer, sustain, pay or incur; and, in addition

(b)
indemnify and hold harmless the Royalty Owner and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Royalty Owner, its directors, officers, agents and employees or that they may sustain, pay or incur;

insofar as they are a direct result of: (i) any act or omission (whether negligent or otherwise) of the Royalty Payor with respect to operations or activities conducted by it or on behalf of it hereunder; (ii) a breach of a provision herein by the Royalty Payor; or (iii) the wilful or wanton misconduct of the Royalty Payor, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with the Royalty Owner s written instructions or written concurrence. Costs described in this Clause will include reasonable legal costs on a solicitor-client basis.

4.02	Royalty Owner’s Responsibility

The provisions of the preceding Clause will apply mutatis mutandis to the Royalty Owners operations, activities and obligations with respect to the Royalty Lands or the Reserved Formations.

5.00	ASSIGNMENT

5.01	Incorporation Of Assignment Procedure

The 1993 CAPL Assignment Procedure is incorporated by reference into the Agreement, and will be deemed to apply as if it had been included as a Schedule to the Agreement. Article XXIV (election 2401A) of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis to any disposition of Royalty Lands by either the Royalty Owner or the Royalty Payor.

6.00	DEFAULT

6.01	Royalty Owner’s Default Remedies

If the Royalty Payor fails to pay the Overriding Royalty or any other amount required to be paid to the Royalty Owner by the Royalty Payor hereunder, Subclauses 505(b), (c) and (d) of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis to that default as if the Royalty Owner is the Operator and the Royalty Payor the defaulting Party thereunder, except that the reference in Paragraph 505(b)(vi) of that document to “Subclause (a) of this Clause” will be amended to read “Clause 2.06”. The rights granted to the Royalty Owner in this Clause will be in addition to and not in substitution for any other right or remedy that the Royalty Owner may have under this Agreement.

7.00	RESERVED FORMATIONS

7.01	Royalty Owner’s Access To Reserved Formations

The Royalty Owner may enter upon the Royalty Lands at any time to drill a well to penetrate any Reserved Formations and to produce Petroleum Substances therefrom. The Royalty Owner will conduct its drilling and any resultant producing operations with respect to the Reserved Formations in a manner that will interfere as little as is reasonably possible with drilling or production operations conducted on the Royalty Lands pursuant to this Agreement. Nothing in this Clause, however, permits the Royalty Owner to use a well drilled to the Reserved Formations for the production or testing of Petroleum Substances from any zone contained in the Royalty Lands, unless otherwise agreed by the Parties or permitted under the Agreement.

8.00	DISPUTE RESOLUTION

8.01	Disputes Initially Referred To Mediation

The Parties will attempt to resolve any dispute arising under this Agreement through consultation and negotiation in good faith. If those attempts fail, the applicable Parties will then attempt to resolve that dispute through mediation, with costs of the mediation being shared equally by those Parties. However, any Party to that dispute may terminate the mediation at any time upon reasonable notice to the other Parties. If a dispute arises under a provision of this Overriding Royalty Procedure that makes specific reference to this Clause, a Party must refer that dispute to arbitration for resolution pursuant to the provisions of the Arbitration Act of the Province of Alberta, as amended, after the terminated mediation. Otherwise, a Party may, if it so chooses, resort to judicial proceedings to resolve the dispute after the terminated mediation.